As filed with the Securities and Exchange Commission on May 24, 2018

Registration No. 333-170223
Registration No. 333-170224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-170223

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-170224

UNDER
THE SECURITIES ACT OF 1933
BRAVO BRIO RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1566328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100, Columbus, Ohio	43212
(Address of principal executive offices)	(Zip Code)

BRAVO DEVELOPMENT, INC. OPTION PLAN
BRAVO BRIO RESTAURANT GROUP, INC. STOCK INCENTIVE PLAN
(Full title of the plan)

Brian T. O'Malley President and Chief Executive Officer c/o Bravo Brio Restaurant Group, Inc. Columbus, OH 43212 (Name and address of agent for service)	Copy to: James A. Lebovitz, Esq. Greg Schernecke, Esq. Dechert LLP Circa Centre 2929 Arch Street Philadelphia, PA 19104

(614) 326-7944 (Telephone number, including area code, of agent for service)	(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Smaller reporting company	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)		Emerging Growth Company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Bravo Brio Restaurant Group, Inc. (the “Company”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-170223, registering the issuance of 1,900,000 common shares, no par value per share, of the Company issuable under the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan, filed with the SEC on October 29, 2010; and

•
Registration Statement No. 333-170224, registering the issuance of 1,414,203 common shares, no par value per share, of the Company issuable under the Bravo Development, Inc. Option Plan, filed with the SEC on October 29, 2010.

On May 24, 2018, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2018, by and among Bugatti Parent, Inc., a Delaware corporation (“Parent”), Bugatti Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a direct wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 24, 2018.

BRAVO BRIO RESTAURANT GROUP, INC.

May 24, 2018	By:	/s/ Brian T. O'Malley
Name: Brian T. O'Malley
Title: President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.